Exhibit 10.29.2

Assisted Living Facility Lease

This lease (hereafter "Lease") is made and entered into this 28th day of September, 2005 ("Effective Date") by and between General Residential Corporation, a Delaware Corporation (hereafter "Lessor") and Summerville at Cobbco, Inc., a California Corporation (hereafter "Lessee").

WITNESSETH:
That for and in consideration of the rental hereinafter reserved, and of the mutual covenants, agreements, and conditions hereinafter contained, Lessor does hereby lease, let, and demise unto Lessee and Lessee does hereby take, accept, and rent from Lessor, those certain premises (hereinafter referred to as the "Premises" or the "Facility") situated in the City of Whittier, County of Los Angeles, State of California, now commonly know as Summerville at Whittier, 10615 Jordan Road, CA 90603 and more particularly described in Schedule A– Legal Description attached hereto and made a part hereof together with all easements, rights and appurtenances relating to the land and improvements and all fixtures and trade fixtures used in connection there with; together with all furnishings, equipment, supplies, inventory, and personal property located on or used in connection with the Premises and more particularly described in Schedule B Inventory, and any replacements thereof, including intangibles belonging to the Lessor and used in connection with the Premises, such as trademarks, trade names, trade styles, service marks, and similar items.

This Lease is made for the term and upon the covenants and agreements hereinafter expressed.

ARTICLE I:     TERM
1.01. The term of this Lease shall commence upon October 1, 2005, (Commencement Date" or "Commencement").
1.02. The initial term of this Lease ("Initial Term") shall, except as hereinafter provided, end at 11:59 pm on the 30th day of September, 2030 or twenty-five (25) years from the Commencement Date. As used herein, "Lease Year" means any twelve (12) month period that commences on the Commencement Date, or any anniversary of the Commencement Date.

ARTICLE II:     RENTAL
2.01. During the first year of the Lease Term, Lessee shall pay to Lessor as rent for the Premises an amount equal to $204,000 per year in equal monthly installments of $17,000. From the second year to the fifth year of the Lease term, the monthly installments will be as follow:

Year 2:	$18,500
Year 3:	$20,000
Year 4:	$22,000
Year 5:	$24,000

2.02. Effective on the 6th-year anniversary date of the Commencement Date (i.e. beginning the 61st full month) and thereafter on each subsequent anniversary date during the Term hereof, including any extensions, the rent then in effect shall be increased by the percentage increase of the Consumer Price Index for all Urban Consumers for the Los Angeles, Bureau of Statistics as reported for the month prior ("CPI"); provided, however than in no event shall the percentage increase be less than 2.5% nor greater than 5.5% for any one year.
2.03. The rent for periods of tenancy of less than a month are to be calculated at a pro-rated daily rate. Rent is due and payable on the first (1st) day of each month, and each of the above rental amounts shall be paid on or before the ninth (9th) day of each such month in order to avoid imposition of a late charge. Any payment of rental amounts received by Lessor after the ninth (9th) day of any month shall incur a late charge equal to five percent (5%) of the rental amount then due, in order to compensate Lessor by this liquidated damage amount for damages suffered by reason of the late receipt of the rent amount from the Lessee. In addition, any payments still outstanding as of the fifteenth (15th) day of any month, including any late charges imposed, shall accrue interest in favor of Lessor in an amount equal to ten percent (10%) per annum until paid in full.
2.04. Upon the Commencement Date of the Lease, Lessee shall pay. to Lessor first month's rent in the amount of $17,000.
2.05. Upon the Commencement Date of the Lease, Lessee shall pay to Lessor a deposit in the amount of $150,000 ("Security Deposit") to ensure the faithful performance of the terms and conditions of the Lease. Lessor may deposit the Security Deposit in its general account and is under no obligation to pay Lessee interest thereon. Provided Lessee is not in default pursuant to Article XX, Lessee may apply the security deposit towards the rent as follows:

October 2006:	$17,000
November 2006:	$17,000
October 2007:	$18,500
November 2007:	$18,500
October 2008:	$20,000
November 2008:	$20,000
October 2009:	$22,000
November 2009:	$17,000

2.06. Payments of rental hereunder are to be made to:

General Residential Corporation

 11437 Dona Pegita Drive
Studio City, CA 91604-4340
Attention: Herbert Wolas

or to such other person or entity and at such other place as shall be designated in writing by notice given to Lessee, at least ten (10) days prior to next ensuing rental payment date. At the request of Lessor, payment will be made by wire transfer.
2.07. Whenever Lessee shall be prevented in whole or in material part from the free, uninterrupted and unimpeded enjoyment of the use of the Premises, and fixtures therein, by reason of default of the Lessor, or by reason of Lessor's making any repairs, alterations, extensions or additions to the Premises, (but this shall not imply an obligation for Lessor to make any repairs except as otherwise provided herein), or by reason of condemnation or by reason of any casualty or by reason of eminent domain proceedings, or by any taking or repair occasioned thereby, then and in such cases, Lessee shall be allowed an abatement of rent and other charges payable hereunder in whole or part based upon the duration and the extent of such interrupted enjoyment. In the event Lessee receives any insurance proceeds pertaining to a loss covered under this paragraph, Lessor shall be entitled to be paid from said proceeds in an amount equal to the monthly rent then due.

ARTICLE III:     POSSESSION
3.01. Lessee agrees that it is taking the property in "as is" condition.
3.02. The Lessor agrees that the Lessee, upon paying the rental and performing the covenants of this Lease, may quietly have, hold and enjoy the Premises during the Term.
3.03. Lessee shall not assume any of Lessor's duties, debts, liabilities, or obligations of any kind or nature and the consummation of the transaction contemplated herein shall not cause, effect or constitute the assumption by Lessee of any duties, debts, liabilities, or obligations of Lessor, which shall be and remain the sole and exclusive obligation of Lessor.

ARTICLE IV:     REPRESENTATIONS AND WARRANTIES OF LESSOR
4.01. Lessor hereby represents and warrants to Lessee that the statements set forth in this Article IV are true and correct in all respects as of the Effective Date, as of the Commencement Date of this Lease and at all times during the Term of this Lease.
4.02. Organization and Qualification. Lessor is a Delaware Corporation that is duly organized, validly existing and in good standing under the laws of the State of Delaware. Lessor has the full power and authority to carry on the business in which it is engaged, to own the Premises, and to execute and deliver and perform under this Lease.
4.03. Absence of Undisclosed Liabilities. Lessor has no debts, liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any material nature whatsoever arising out of or relating to the Premises.
4.04. Absence of Changes or Events. Solely with respect to the Premises, lessor has not:
(i)          mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction on the Premises, or amended any similar document currently in effect with respect to such matters.
(ii)         sold, transferred, leased to others or otherwise disposed of any material asset, or canceled or compromised any material debt or claim, or waived or released any right of substantial value;
(iii)        received any notice of termination of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, has had or may have a Material Adverse Impact on the assets, operations or prospects of the Facility;
(iv)        instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to the Facility;
(v)         entered into any agreement or made any commitment to take any of the types of action described in subparagraphs (i) through (iv) above.
4.05. Title to and Condition of Premises: Leases. Lessor agrees to furnish to the Lessee, at Lessee's cost, a preliminary title report that evidences Lessor's good and marketable title to the Premises, which is subject to no leases, subleases, agreements, encumbrances, liens or defects in title other than those disclosed in Schedule D — Liens and Encumbrances attached hereto, such documents to be dated as of the Effective Date.
4.06. Brokers, Finders, etc. All negotiations relating to this Lease and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of the Lessor in such manner as to give rise to any claim against Lessee for any brokerage or finder's commission, fee or similar compensation.
4.07. Representative.  Lessor hereby:

(i)          acknowledges that Herbert Wolas is the manager of the Lessor and shall act as the representative of Lessor for the Term of the Lease (subject to this Section 4.07);
(ii)         authorizes Lessee to act upon the direction of Herbert Wolas as if such direction was given unanimously by Lessor; and

(iii)        agrees that Lessor shall give Lessee ten (10) days prior written notice, in accordance with Article XXII hereto, if Lessor replaces Herbert Wolas as the manager and appoints a new manager.

ARTICLE V:     REPRESENTATIONS AND WARRANTIES LESSEE
Lessee represents and warrants to Lessor that the following statements are true and correct in all respects as of the Effective Date, the Commencement Date and during the Term hereof:
5.01. Organization_ Standing and Qualification. Lessee is a corporation duly organized, validly existing and in good standing under the laws of the State of California, with full power and authority to carry on its business as now conducted, to lease or own and hold the Premises used by it in its business and to perform its obligations under this Lease. Lessee is qualified and in good standing to transact business in California.
5.02. Brokers, Finders, etc. All negotiations relating to this Lease and the transactions contemplated hereby have been carried on by Lessee without the intervention of any person acting on behalf of Lessee in such manner as to give rise to any valid claim against Lessor for any brokerage or finder's commission, fee or similar compensation.
5.03. Litigation. There is no legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending or in effect, or to the knowledge of Lessee threatened, against or relating to Lessee in connection with or relating to the transactions contemplated by this Lease, and Lessee does not know, or have any reason to be aware, of any basis for the same.

ARTICLE VI:     PRE AND POST CLOSING COVENANTS
6.01. No Publicity. Neither Lessor nor Lessee shall make public announcement with respect to this Lease or the transactions contemplated hereby without the express prior written consent of the other party. Each party shall hold in confidence, and shall cause all of their officers, directors, employees, trustees and agents hold in confidence, the terms of this Lease and the transactions contemplated hereby.
6.02. Assisted Living Licensure. Lessee shall be responsible for maintaining its assisted living license, in Lessee's name, for the Facility.

ARTICLE VII:     HOLDING OVER
7.01. Lessee shall have the option to hold over beyond the expiration date of this Lease unless Lessor shall, at least ninety (90) days before said expiration date, have given Lessee notice of its intention to terminate this Lease on said expiration date.
7.02. If such notice is not given and Lessee elects to hold over, Lessee shall become a tenant from year to year upon the same terms as herein provided, until the tenancy shall be terminated at the end of any year by the giving of at least ninety (90) days written notice by either party hereto to the other, stating the intention of the party giving such notice to so terminate the tenancy.

ARTICLE VIII:    USE OF PREMISES
8.01. The Premises may be used by the Lessee for the purpose of conducting any lawful business or enterprise, including, but not limited to, related to the housing, feeding and care of senior citizens including without limitation Alzheimer's/dementia care and/or assisted living.

8.02. Lessee agrees that it will conduct its business on the Premises in a lawful manner and in compliance with all governmental laws, rules, regulations, and orders, and that Lessee will at its own cost and expense comply with all such governmental laws, rules, regulations, and orders as may be applicable to the business of Lessee conducted on the Premises.
8.03. If at any time after the Commencement Date until expiration or sooner termination of this Lease, Lessee is prohibited by any federal, state or municipal law, rule or regulation from operating the Premises as provided herein, Lessee shall have the right to terminate this Lease upon 30 days written notice to Lessor, whereupon this Lease shall terminate 30 days after the date of such notice when Lessee surrenders possession of the Premises to Lessor; provided, however, that no such prohibition caused by Lessee's negligence or willful misconduct, or the gross negligence or willful misconduct of its employees or officers shall relieve Lessee of its obligations under this Lease.

ARTICLE IX:     EXTENSION
9.01. Whenever Lessee shall be prevented from the free, uninterrupted, and unimpeded enjoyment of the use of the Premises and the fixtures therein by reason of default of the Lessor, or by reason of Lessors making any repairs, alterations, extensions, or additions to the Premises, the fixtures therein, or the building of which the same are a part, or by reason of condemnations, casualty, or eminent domain proceeding, or any taking or repair occasioned thereby, or any other reason beyond the control of Lessee, then, and in each and all such cases, Lessee shall have the right of extensions, which right shall be cumulative and additional to any other rights given in such cases by this Lease or the law. The right of extension shall give Lessee the right (which shall be exercised at least ninety (90) days before the conclusion of the term) to add any such period or periods of loss of such enjoyment, or the aggregate of all such periods, to the Term of this Lease. If any of the matter and things enumerated in the first sentence of this paragraph occur during the last year of the Term, and materially interfere with Lessee's enjoyment of the Premises, Lessee may terminate this Lease upon thirty (30) days notice to Lessor,
9.02. In the event that Lessee shall be in material default in the terms of this Lease at the time any notice of extension is required or offered to be given, this Lease shall (upon notice from Lessor), at Lessor's option, be terminated, and of no further force and effect, at the expiration of the then-current term.

ARTICLE X:     RIGHT OF FIRST OFFER
10.01. Lessor shall not, at any time prior to the expiration of the term of the Lease, as it may be extended, make the Premises, or any interest therein, available for sale to third parties without first giving written notice thereof to Lessee ("Notice of Sale").
10.02 The Notice of Sale shall include the terms under which Lessor is willing to sell the Premises to Lessee.
10.03 For a period of fifteen (15) business days after receipt by Lessee of the Notice of Sale, Lessee shall have the right to give written notice to Lessor of Lessee's exercise of Lessee's right to purchase the Premises, or the interest to be sold, on the same terms, price and conditions set forth in the Notice of Sale. If Lessor does not receive written notice of Lessee's exercise of the right of first offer herein granted within said fifteen (15) business day period, there shall be a conclusive presumption that Lessee has elected not to exercise Lessee's right of first offer hereunder, and Lessor may sell the Premises, or the interest proposed to be sold, to any third party or parties. If Lessee declines to exercise its right of first offer after receipt of the Notice of Sale, and, thereafter, Lessor and any prospective third party purchaser modify by more than 5% (i) the sales price, (ii) the amount of the down payment, or (iii) interest charged, or in the event that the sale is not consummated within 270 days after the date of the Notice of Sale, then Lessee's right of first offer shall be reinstated as of the occurrence of any of the aforementioned events.

ARTICLE XI:     UTILITIES
11.01. Lessee covenants to pay during the Term all utilities, including without limitation, metered electric, water, and gas charges, and all telephone, television, cable, garbage removal charges in connection with its occupancy and use of the Premises.

ARTICLE XII:     COVENANTS AGAINST LIENS; TAXES
12.01. Throughout the Term, all real and personal property taxes on the Premises and the fixtures and equipment in the Premises shall be assessed to and paid (before delinquency) by the Lessee_ However, Lessee shall not be responsible for paying that portion of any increased property taxes that results solely from a sale or refinance of the Premises by Lessor. Lessee will be responsible for any penalties that may occur due to any delinquencies with respect to payment of taxes for which its responsible. In the event any payments under this Article become delinquent and are paid by Lessor, Lessee shall be responsible to reimburse Lessor for all such payments made, together with interest at the rate of ten percent (10%) per annum which Lessee shall include with the following month's rent.
12.02. Lessee covenants that it will not, during the Term, suffer or permit any lien to be attached to or upon the Premises, or any portion thereof, by reason of any act or omission on the part of Lessee, and hereby agrees to save and hold harmless Lessor from or against any such lien or claim of lien. In the event any such lien does attach or any claim of lien is made against the Premises which may be occasioned by any act or omission upon the part of Lessee, and shall not be released within fifteen (15) days after notice from Lessor to Lessee to do so, Lessor may (but this shall not be deemed to impose an obligation upon Lessor to do so) pay and discharge the same and relieve the Premises from any such lien, and Lessee agrees to repay and reimburse Lessor, upon demand, for or on account of any amount which may be paid by Lessor in discharging such lien or claim, together, but not limiting the same to the payment of any fees, costs, and/or charges in connection with any legal actions which may have been brought together with interest at the rate of ten percent (10%) per annum from the date of the expenditure by Lessor to the date of repayment by Lessee: provided, however, that if Lessee desires to contest the validity or correctness of any such lien it may do so provided that is shall first furnish Lessor with a good and sufficient bond within said 15 day period indemnifying Lessor against any loss, liability or damages, on account thereof.
12.03. Lessor agrees that if it fails to pay any assessments or any interest, principal, costs or other charges upon any Mortgage or other lien or encumbrance affecting the Premises and to which this Lease may be subordinate when any of the same become due, or if Lessor fails to perform any covenant and/or agreement in this Lease contained on the part of the Lessor to be performed, then and in any such event or events, the Lessee, after the continuance of any such failure or default for fifteen (15) days after notice in writing thereof is given by the Lessee to the Lessor may (but this shall not be deemed to impose an obligation upon Lessee to do so) pay said assessments, interest, principal, costs and other charges and cure such defaults all on behalf of and at the expense of the Lessor, and do all necessary work and make all necessary payments in connection therewith including but not limiting the same to the payment of any fees, costs and/or charges in connection with any legal actions which may have been brought, and the Lessor agrees to pay to the Lessee forthwith the amount so paid by the Lessee, together with interest thereon at the rate of ten percent (10%) per annum, and agrees that the Lessee may withhold all or a portion of rental payments and other payments thereafter becoming due to the Lessor pursuant to the provisions of this Lease or any extensions thereof and may apply the same to the payment of such indebtedness of the Lessor to the Lessee until such indebtedness is fully paid with interest thereon as herein provided. However, if Lessor desires to contest the validity or correctness of any such lien it may do so, provided that it shall first furnish Lessee with a good and sufficient bond within said 15 day period indemnifying Lessee against any loss, liability, or damage on account thereof.

ARTICLE XIII:     REPAIRS
13.01. Lessee shall keep the Premises including the fixtures, trade fixtures, and equipment in good condition and repair, excepting for obsolescence, ordinary physical depreciation, and ordinary wear and tear. Lessee shall replace any portion of the Premises or the personal property which have exhausted their useful life with comparable quality improvements for personal property items.
13.02. Lessor at all reasonable times shall have the right to post and keep posted on the Premises statutory notices of non-responsibility which Lessor may deem to be necessary for the protection of Lessor and said Premises from mechanics' liens or liens of a similar natures. Lessee shall give Lessor thirty (30) days prior written notice of all construction proposed to be undertaken by Lessee, in order to permit Lessor to post such notices of non-responsibility.
13.03. Lessee shall have the right at any time to make such non-structural additions, repairs, alterations, changes, or improvements, in or to the Premises as Lessee may deem necessary, proper or expedient in the operation of the Premises, without Lessor's approval so long as the value of such work shall not exceed two hundred thousand dollars ($200,000) provided always, that no work done by Lessee shall adversely affect the structural strength of said building; and provided further, that Lessee shall pay promptly for all such work done by it or upon its order. Lessor shall have reasonable advance notice for all structural or non-structural changes in excess of two hundred thousand dollars ($200,000) in value and Lessor agrees not to unreasonably withhold approval.
13.04. Lessor hereby reserves the right for itself or its duly authorized agents and representatives at all reasonable times during business hours of Lessee to enter upon the Premises for the purposes of inspecting the same or to show the same to any prospective purchaser, and for the purpose of making any necessary repairs to or upon the Premises, but such right shall be exercised reasonably and so as to cause the least possible inconvenience to Lessee, and so as not to unreasonably interfere with its business.
13.05. Lessee shall, at the end of the Term, or of any extensions thereof, or at any other termination of this Lease, surrender the Premises together with any personal property belonging to Lessor, and alterations made thereto, in good order, repair, and condition, except for damage caused by obsolescence, ordinary physical deprecation, or ordinary wear and tear.
13.06. This Article XIII is subject and subordinate to Article XIV of this Lease.

ARTICLE XIV:     DAMAGE BY CASUALTY
14.01. If the Premises, or the building of which they are a part, shall be destroyed or damaged from any cause other than ordinary wear and tear, ordinary physical deprecation, obsolescence, or normally uninsurable casualty, Lessee shall forthwith repair, restore and rebuild the same with all reasonable dispatch and diligence including restorations and repair of all fixtures and equipment from insurance proceeds made available for that purpose in accordance with section 15.01.

14.02. Anything in this Article XIV to the contrary notwithstanding, if, by reason of any of the causes referred to in paragraph 14.01 hereof, the Premises or the building of which the same are a part shall be destroyed or damaged at any time prior to the last twelve (12) months of the Term and is not completely restored within a period of one year from and after the date of the casualty or if such damage or destruction occur during the last twelve (12) months of the Term and the Premises or the building of which the same are a part is not completely restored within a period of ninety (90) days from and after the date of the casualty, this Lease may be terminated upon written notice by Lessee to Lessor. Upon such termination Lessee shall be relieved from all liabilities hereunder except the liability to pay rent up to the date of such damage or destruction and any accrued charges, costs, and expenses required to be paid by Lessee hereunder, including the costs of restoring the premises.

ARTICLE XV:     INSURANCE
15.01. Lessee agrees that it will, throughout the Term of this Lease, maintain or provide to be maintained in force fire insurance with extended coverage endorsement attached, to the extent of at least the full insurable replacement value thereof to current code (less deductible) on the Premises, and on all fixtures, trade fixtures, and equipment therein on which Lessor is legal owner and for loss of rents for at least twelve (12) months following any such insurable loss, in good and solvent insurance companies. The policies evidencing such fire and extended coverage insurance shall, by endorsement or otherwise, provide that the proceeds of such insurance shall be deposited with the first mortgagee or holder of a first deed of trust if it be an institutional lender named in a loss payable endorsement attached to the policy, or, in the absence of such attachment, in any bank or trust company agreed on by Lessor and Lessee, to constitute a trust fund for the repair, restoration, and rebuilding as provided in Article XIV of this Lease, to be withdrawn only on architect's certificates to pay for such work of repair, restoration, and rebuilding. The provisions of this paragraph shall not be deemed to prevent the attachment of the usual form of mortgagee clause to any first insurance policy carried by the Lessor on the Premises.
15.02. Lessor and Lessee each hereby release the other, its officers, and employees, and waive any claim against the other, its officers, and employees, for damages to or destruction of each other's property, real or personal, caused by fire or any risk enumerated in a standard form of fire insurance policy and extended coverage endorsement, whether due to the negligence of either Lessor or Lessee, or otherwise.
15.03. Lessee agrees that it will at all times during the Term of this Lease maintain or provide to be maintained in force general and professional liability insurance with responsible companies in such amounts and against such risks as is customarily maintained by operators of similar properties in the same general area, based on industry norms (currently $1 million per occurance and $3 million aggregate coverage per policy year).
15.04. Lessee agrees that it will at all times during the Term of this Lease maintain or provide to be maintained in force insurance for liability in connection with the ownership and/or operation of motor vehicles by Lessee or its employees.
15.05_ Lessee shall cause to be issued or provided to Lessor, at any time upon request, appropriate certificates of insurance evidencing compliance with the foregoing covenants. Such certificates shall provide that if the insurance is canceled or materially changes during the policy period, the insurance carrier shall notify the party to whom such certificate is addressed thirty (30) days prior to the effective date of cancellations or material change.

ARTICLE XVI:     ASSIGNMENT AND SUBLETTING
16.01. Lessee shall have the right to sublease, assign or transfer this Lease, the Premises or any part thereof for any lawful purpose permitted under this Lease with the previous written consent of the Lessor first had and obtained, such consent of Lessor not to be unreasonably withheld. Lessor's approval of assignment or transfer shall be deemed to remove Lessee from any liability under this Lease during the Term. However, Lessor's consent may be reasonably withheld if the proposed assignee does not provide adequate evidence of ability and capital to properly operate the Premises and business in question.
16.02. This Lease binds, applies to and inures to the benefit of, as the case may be, the heirs, executors, administrators, successors, and assignees of the Lessor and the heirs, executors, administrators, successors and assignees of the Lessee.

ARTICLE XVII:     EMINENT DOMAIN
17.01. If any significant or material part of the Premises shall be taken under the power of eminent domain, then and in any such events, Lessee may, by giving written notice to Lessor within sixty (60) days after such taking, terminate this Lease as of the date of such notice. In the event that Lessee elects not to exercise such right within said sixty (60) day period, then Lessor shall make such repairs and alterations as may be necessary to restore the affected portion of the Premises as nearly as practicable to complete units of like quality and character as existed just prior to such taking. The rent from and after any such taking shall be abated equitably to and as a result of the effect of the condemnation.
17.02. The condemnation award shall belong solely to the Lessor. However, Lessee shall have the right to claim any compensation as may be separately awarded or receivable by Lessee in Lessee's own right on account of any cost or loss Lessee may suffer for the removal of its furniture, fixtures or equipment, the loss of the unamortized value of the improvements made by Lessee under this Lease, Lessee's lost profits due to the condemnation, or any other element of special damage separately recoverable by the Lessee.

ARTICLE XVIII:     DISPUTES BETWEEN PARTIES
Notwithstanding anything to the contrary contained in this Lease, in any action, arbitration, or other proceeding between the parties hereto arising out of or relating to this Lease, the prevailing party in such action shall be entitled to its costs and expenses incurred, including reasonable attorneys' fees, in addition to such other relief as may be awarded.

ARTICLE XIX:     PERMITS AND LICENSES
19.01. Lessor hereby irrevocably constitutes and appoints Lessee its attorney-infact with full power of substitution to apply for and secure any building permit or permission of any duly constituted authority for the purpose of doing any of the things which Lessee is required or permitted to do under the provisions of this Lease. Before exercising any authority to act for the Lessor as attorney-in-fact hereunder, Lessee shall give at least 5 business days prior written notice thereof to the Lessor and shall specify in said notice the act or actions intended to be taken under such authority, and shall submit for Lessor's approval all plans and specifications Lessee is required to submit to the duly constituted authority.

19.02. Lessee agrees to indemnify and save harmless Lessor from loss or damage by reason of any appointment or authority granted in this Article XIX or by reason of any such applications or consent.

ARTICLE XX:     DEFAULT
The occurrence of any of the following shall constitute an "Event of Default" by the party failing to perform its obligations hereunder or committing an act of bankruptcy or similar acts, as further provided in this Article XX:
20.01. Lessee or Lessor shall fail to make or cause to be made any payment required to be made hereunder and such failure shall continue for a period of 30 days after written notice thereof labeled "Notice of Default".
20.02. Lessee or Lessor shall fail to keep, observe or perform any agreement, term or provision of this Lease, and such failure shall continue for a period of 30 days after written notice thereof, labeled "Notice of Default", and shall have been given to the defaulting party by the other party hereto, which notice shall specify the event or events constituting the default, or if the matter alleged to be in default is not one which, by its nature, can be cured within thirty (30) days, then defaulting party shall have a reasonable length of time as judged by the nature of the matter, to cure the default; provided, however, that defaulting party must have commenced its efforts to cure within the thirty (30) day cure period and must diligently pursue its efforts to cure, and further provided that the other party shall not be deemed to be in violation of this Lease, and no Event of Default shall have occurred, if defaulting party is prevented from performing any of its obligations hereunder for any reason beyond its control, including without limitation, strikes, shortages, war, acts of God, acts of the other party hereto or its officers, directors, employees or agents, or any change of law, regulation or rule of federal, state or local government or agency thereof.
20.03. Lessee or Lessor, as the case may be, shall be dissolved or shall apply for or consent to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets, file a voluntary petition in bankruptcy, or admit in writing its inability to pay its debts as they become due, make a general assignment for the benefit of creditors, file or have filed against it, a petition or an answer seeking reorganization or arrangement with creditors or taking advantage of any insolvency law; or an order, judgment or decree shall be entered by a court of competent jurisdiction, on the application of a creditor, adjudicating Lessee or Lessor a bankrupt or insolvent or approving a petition seeking reorganization of Lessee or Lessor , or appointing a receiver, trustee or liquidator of Lessee or Lessor or all or a substantial part of its assets and such order shall remain undismissed, undischarged or unbonded for a period of 60 days.

ARTICLE XXI:     REMEDIES UPON DEFAULT
21.01. Upon the determination of an Event of Default, the non-defaulting party may, at its discretion, without limiting its exercise of any right or remedy at law or in equity that it may have by reason of such default:
(i)               Maintain this Lease in full force and effect and recover monetary charges or payments as they become due without terminating Lessee's right to possession.
(ii)              Terminate Lessee's right to possession by any lawful means in which case this Lease shall terminate and Lessee shall immediately surrender possession of the Premises to Lessor. In such event, the non-defaulting party shall be entitled to recover from the defaulting party all damages incurred by reason of such default and any other right or remedy available to it under applicable law subject to this Lease.

21.02. In the event of Lessee's default, all of Lessee's fixtures, furniture, equipment, improvements and additions, alterations, and other personal property shall remain a part of the Premises and in that event, and continuing during the length of said default, Lessor shall have the right to take the exclusive possession of same and to use same, rent or charge free, until all defaults are cured or, at its option, at any time during the Term of this Lease, to require Lessee to forthwith remove same.
21.03. The non-defaulting party shall be under no obligations to observe or perform any covenant of this Lease on its part to be observed or performed that accrues after the date of any default by the other party hereunder, provided that once the default has been cured, such party shall no longer be relieved from said obligations and liabilities.

ARTICLE XXII:     NOTICES
22.01. Any notices, demands, and the like, which are required to be given hereunder or which either party hereto may desire to give to the other shall be given in writing by personal delivery, by mailing the same by certified United States mail, return receipt requested, postage prepaid, or via prepaid private express mail service, or via facsimile transmission addressed to the Lessor at

General Residential Corporation

11437 Dona Pegita Drive Studio City, CA 91604-4340

Fax #: (323) 654-2809
Attention: Herbert Wolas

or to Lessee care of:

Summerville Senior Living, Inc.
3000 Executive Parkway, Suite 530 San Ramon, CA 94583
Fax # : (925) 866-8506
Attention: Granger Cobb, President/CEO

or to such other addresses as the respective parties may from time to time designate by notice given as provided in this Lease.
22.02. If the Lessor be more than one person or entity, notice by Lessee or payment by Lessee to any one of them is notice or payment to all. If the Lessor be more than one person or entity, Lessee may act on notice from any Lessor, and in the case of conflicting notices may recognize any one of them as valid and disregard the others. If Lessor collectively forms a single partnership, corporation or limited liability company, Lessee may act on any notice given by any officer, partner, member or agent of such corporation, partnership or limited liability company, but may treat any notice in such case as of no effect unless signed by the President or a Vice-President of the corporation, a partner in the partnership or the manager of a limited liability company.

ARTICLE XXIII:     SHORT FORM LEASE
23.01. As soon as possible after the execution and delivery of this Lease, the parties hereto agree to execute a short form of Lease attached as Schedule E — Short Form of Lease for recording. This Lease and such short form shall be construed together as one instrument.

23.02. This Lease and such short form Lease are the only agreements between the parties hereto. All negotiations and oral agreements acceptable to both parties are included herein.

ARTICLE XXIV:     INDEMNIFICATION
24.01. Lessee will indemnify and defend Lessor and save it harmless from and against any and all claims, actions, damages, liability, and expense (including without limitation attorney's fees) in connection with the loss of life, bodily injury or damage to Premises or business arising from any cause whats0ever occurring during the Term, except the willful misconduct or gross negligence of Lessor or its officers, directors, employees, or agents. Lessor will indemnify and defend Lessee and save it harmless from and against any and all claims, actions, damages, liability and expense (including without limitation attorneys fees) in connection with the loss of life, bodily injury or damage to Premises or business arising from any cause whatsoever occurring prior to the Commencement Date, except the willful misconduct or gross negligence of Lessee or its officers, directors, employees or agents. The provisions of this Article XXIV shall expressly survive termination of this Lease
24.02. Notwithstanding anything to the contrary herein contained, Lessor and Lessee do mutually each release and discharge the other from all suits, claims, and damages whatsoever for loss or damage to the Premises of the other (and their respective officers, directors, shareholders, agents, employees, contractors, or tenants) arising from an insured casualty or peril, caused by or occurring through or as a result of any acts or omissions, whether negligent or otherwise, of the parties or their respective officers, directors, shareholders, agents, employees, contractors, or tenants.

ARTICLE XXV:     MISCELLANEOUS PROVISIONS
25.01. Whenever in this Lease any words of obligations or duty regarding either of the parties are used, such words shall have the same force and effect as though in the express form of covenants. Whenever appropriate from the context, the use of any gender shall include any other or all genders, and the singular number shall include the plural, and the plural shall include the singular.
25.02. The captions heading the various articles of this Lease are for convenience and identification only, and shall not be deemed to limit or define the contents of their respective paragraphs.
25.03. The waiver by either party of any breach of any term, covenant, or condition herein contained shall not be deemed to be a waiver of such term, covenant, or condition or any subsequent breach of the same, or any other term, covenant, or conditions herein contained. The subsequent acceptance of rent hereunder by Lessor shall not be deemed to be waiver of any preceding breach of Lessee of any term, covenant, or conditions of this Lease, other than the failure of Lessee to pay the particular rent so accepted, regardless of Lessor's knowledge of such preceding breach at the time of acceptance of such rent. No covenant, term, or conditions of this Lease shall be deemed to have been waived by either party unless such waiver be in writing and signed by that party.
25.04. Lessee may make any payment or give any notice to Lessor, despite any succession or assignments, and be protected in so doing, until it has written notice from Lessor. If there be conflicting claims to money payable by Lessee under this Lease, or reasonable doubt as to whom the money is payable, Lessee may discharge its obligations to pay by depositing such money in the bank or trust company in the county in which the Premises is located, to abide the litigation of any such matters, but Lessee need not recognize any such adverse claims, and may pay the money to Lessor. All sums payable hereunder by either party to the other are payable in lawful money of the United States of America
25.05. If either party hereto shall be delayed or prevented from the performance of any act required hereunder by reason of acts of God, strikes, lockouts, labor troubles, inability to procure materials, restrictive governmental laws or regulation or other causes without fault and beyond the control of the party obligated (financial inability excepted) performance of such acts shall be excused for the period of the delay and the period for the performance of any such acts shall be extended for a period equivalent to the period of such delay.

25.06. Any provision of this Lease calling for interest to be paid on any amounts of money owed to either party shall not be deemed to be invalid in the event that the rate stated in the Lease is deemed to be usurious under the laws of the State of California then in effect. In such event, the maximum rate of interest which can be charged under the Lease shall not exceed the maximum rate allowable by the law at the time of the event giving rise to the interest change.
25.07. This Lease may be executed in counterparts, by facsimile signature. 25.08. The following schedules are attached hereto and by this reference made a part hereof.
Schedule A — Legal Description
Schedule B - Inventory
Schedule C - Liabilities
Schedule D - Liens and Encumbrances
Schedule E - Short Form Lease

ARTICLE XXVI:     ARBITRATION
Either party may request arbitration of any matter in dispute under this Lease, upon which the following procedures shall apply. The party desiring such arbitration shall give notice to the other party. The parties shall select a mutually agreed upon arbitrator. If the parties cannot mutually agree upon an arbitrator, each party shall, within ten (10) days thereafter appoint an arbitrator, and advise the other party of the arbitrator so appointed. A third arbitrator shall, within ten (10) days following the appointment of the two (2) arbitrators, be appointed by the two arbitrators so appointed or by the American Arbitration Association (herein called the "AAA"), if the two arbitrators are unable to agree on the third arbitrator. If either party fails to appoint an arbitrator the arbitrator appointed by the other party shall resolve such dispute or make the determination in question. Any arbitrator(s) appointed shall be experienced in the issue with which the arbitration is concerned and shall have been actively engaged in such field for a period of at least ten (10) years before the date of his appointment as arbitrator hereunder. All arbitrators chosen or appointed shall (a) be sworn fairly and impartially to perform their respective duties as such arbitrator and (b) not be an employee or past employee of Lessor or Lessee or of any other person, partnership, corporation or other form of business or legal association or entity that controls, is controlled by or is under common control with Lessor or Lessee. Within sixty (60) days after the appointment of such arbitrator(s), such arbitrator(s) shall determine the matter which is the subject of the arbitration and shall issue a written opinion. The decision of the arbitrator(s) shall be conclusively binding upon the parties, and judgment upon the decision may be entered in any court having jurisdiction. Lessor and Lessee shall each pay fifty (50%) percent of the fees and expenses of the arbitrator(s) appointed. The losing party shall reimburse the prevailing party for the reasonable counsel fees and disbursements incurred by the prevailing party in connection with such arbitration.

ARTICLE XXVII:     GOVERNING LAW
This Lease was negotiated in the State of California, which state the parties agree has a substantial relationship to the parties and to the transaction embodied hereby. This Lease and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts made and performed in such state (without regard to principles of conflict laws) and any applicable law of the United States of America. To the fullest extent permitted by law, Lessor and Lessee hereby unconditionally and irrevocably waive any claim to assert that the law of any other jurisdiction governs this Lease. Any legal suit, action or proceeding against Lessor or Lessee arising out of or relating to this Lease may be instituted in any federal or state court in the County of Los Angeles, and State of California, and Lessor and Lessee waive any objections which they may now or hereinafter have based on venue and/or forum non conveniens of any such suit, action or proceeding, and Lessor and Lessee hereby irrevocably submit to the jurisdiction of any such court in any suit, action or proceeding.

[signatures appear on next page]

SCHEDULE E

IT WITNESS WHEREOF, the parties hereto have executed this Lease the day and year first above written.
LESSOR;

General Residential Corporation

By: /s/ Granger Cobb
Name: Granger Cobb
Its: President, CEO

LESSEE:

Summerville at Cobbco, Inc.

By: /s/ Granger Cobb
Name: Granger Cobb
Its: President, CEO

SHORT FORM LEASE
Memorandum of Lease

Under date of September 28, 2005,
General Residential Corporation, a Delaware Corporation, (hereafter "Lessor") and Summerville at Cobbco, Inc., a California Corporation (hereafter "Lessee") entered into a lease dated as of September 28 , 2005 (the "Lease"), which provides, among other things, that in consideration of the rent therein reserved and upon the terms, conditions, covenants, and provisions set forth at length therein, Lessor leases, lets, and demises to Lessee and Lessee takes, accepts and rents from. Lessor, for the term set forth in the Lease, those certain premises (hereinafter referred to as the "Premises" or the "Facility") situated in the City of Whittler, County of Los Angeles, State of California, now commonly know as Summerville at Whittler, 10615 Jordan Road, California 90603 and more particularly described in Schedule A — Legal Description attached hereto and made a part hereof, together with all easements, rights and appurtenances relating to the land and improvements and all fixtures used in connection there with; together with all furnishings, equipment, supplies, inventory, and personal property located on or used in connection with the Premises.
The Lease was made upon the terms, conditions, covenants, and provisions set forth at length therein, including, without limitation, the right of first offer for Lessee to purchase the Premises, which terms, conditions, covenants, and provisions are hereby incorporated herein with the same force and effect as if set out at length herein. In witness hereof, the parties have executed this Memorandum of Lease as of the day and year first above written.

LESSOR:
General Residential Corporation
By: /s/ Herbert Wolas
Name: Herbert Wolas
Its: Authorized Agent
LESSEE:
Summerville at Cobbco, Inc.
By: /s/ Granger Cobb
Name: Granger Cobb
Its: President, CEO